FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES

SIGNS MEMORANDUM OF UNDERSTANDING

HOUSTON, Texas (April 3, 2006) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced that its 80 percent owned affiliate, Harvest Vinccler, C.A. (HVCA), signed a Memorandum of Understanding (MOU) with Corporacion Venezolana del Petroleo S.A. (CVP), to form a Mixed Company subject to certain conditions. A Harvest Natural Resources affiliate will own 40 percent of the shares of the Mixed Company (32 percent net to Harvest Natural Resources) and CVP will own the remaining 60 percent. The Mixed Company, to be effective as of April 1, will jointly develop and operate the South Monagas Unit fields, previously operated by HVCA. HVCA will receive additional consideration for contributing its interest to the Mixed Company to be mutually agreed upon at a later date.

Harvest Natural Resources President and Chief Executive Officer, James A. Edmiston, said, “The MOU represents an important milestone for the conversion of our operating service agreement to a Mixed Company. We expect to finalize our agreements soon and look forward to working with our partner, CVP, to increase oil and gas production in Venezuela. We will also continue our work with SENIAT to resolve the tax claims.”

After formation, the Mixed Company will receive a 20-year license to operate and develop the fields. Oil produced from the fields by the Mixed Company will be sold to PDVSA under a long-term marketing agreement. The Mixed Company will pay 33.33 percent royalty to the Venezuelan government. The income tax rate will be 50 percent. Conversion of the operating service agreement to the Mixed Company is subject to 1) completion of definitive agreements, 2) approval by the boards of directors of the entities which control HVCA, 3) approval by the shareholders of Harvest Natural Resources, Inc. and 4) approval by the Venezuelan Ministry of Energy and Petroleum and the Venezuelan National Assembly.

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent oil and gas production and development company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

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CONTACT:
Steven W. Tholen Senior Vice President, Chief Financial Officer (281) 899-5714	Amanda M. Koenig Investor Relations (281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”